EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Sirna Therapeutics, Inc. Performance Incentive Plan of our report dated February 14, 2005, with respect to the financial statements of Sirna Therapeutics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Denver, Colorado

September 21, 2005